Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD RECEIVES NYSE NOTICE

REGARDING DELAYED 10-K FILING

Newport Beach, CA – (BUSINESS WIRE) – April 4, 2025. On April 2, 2025 American Vanguard (NYSE: AVD) (the “Company”) received notice from the New York Stock Exchange (the “NYSE”) that the Company is not in compliance with Section 802.01E of the NYSE Listed Company Manual due to a delay in filing its Annual Report on Form 10-K for the year ended December 31, 2024, with the Securities and Exchange Commission (the “SEC”).

The Company determined it would not be able to file the Form 10-K within the 15-day extension period under Rule 12b-25 and needs additional time, resources and effort to complete its year-end reporting process. Accordingly, the Company is working diligently to complete the necessary work to make the filing as soon as possible. The Company can regain compliance with listing standards by completing the filing and expects its common stock to continue to be listed on the NYSE as it completes the Form 10-K.

The Company has also entered into an amendment to its credit facility with its senior lenders, extending from 90 to 120 days (as measured from December 31, 2024) the period of time by which it is required to provide audited financial statements to such lenders for the December 31, 2024, fiscal year. Please see the related Current Report on Form 8-K filing filed with the SEC for additional information.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agriculture products company that develops and markets products for crop protection and management, turf and ornamentals management, and public and animal health. Over the past 20 years, through product and business acquisitions, the Company has significantly expanded its operations and now has more than 1,000 product registrations worldwide. To learn more about the Company, please reference www.american-vanguard.com.

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release the matters set forth in this press release include forward-looking statements. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “outlook,” “forecast,” “target,” “trend,” “plan,” “goal,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” These forward-looking statements are based on the current expectations and estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include statements regarding the Company’s expectations as to the timing and ability to file the Company’s Form 10-K and to comply with the applicable NYSE listing standards and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release. The company disclaims any intent or obligation to update these forward-looking statements.

Company Contact	Investor Representative

American Vanguard Corporation	Alpha IR Group
Anthony Young, Director of Investor Relations	Robert Winters
anthonyy@amvac.com	Robert.winters@alpha-ir.com
(949) 221-6119	(929) 266-6315

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